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                                                                    Exhibit 99.3

                                                                     [SPSS LOGO]


FOR IMMEDIATE RELEASE
Contact: Marc Brailov, SPSS
312-651-3459
mbrailov@spss.com

     SPSS' U.S. CONTROLLER PROMOTED TO VICE PRESIDENT, CORPORATE CONTROLLER

CHICAGO, Ill. (USA), June 24, 2005 - SPSS Inc. (NASDAQ: SPSS), a leading worldwide provider of predictive analytics software, today announced that it has promoted its U.S. Controller, Marc Nelson, to Vice President, Corporate Controller and Principal Accounting Officer. Nelson has served SPSS as U.S. Controller since May 2003.

In his expanded role as Vice President, Corporate Controller, Nelson will be responsible for such matters as financial consolidation, world-wide reporting and regulatory compliance and establishment of accounting policies and controls. Nelson is a Certified Public Accountant and holds an MBA from the University of Chicago.

"I'm pleased that we have someone with Marc's experience and abilities to promote into this expanded role," said Raymond Panza, SPSS Executive Vice President and Chief Financial Officer. "This will further strengthen our most critical financial operations."

ABOUT SPSS INC.

SPSS Inc. (NASDAQ: SPSS) is a leading worldwide provider of predictive analytics software and solutions. The company's predictive analytics technology connects data to effective strategic action by drawing reliable conclusions about current conditions and critical future events. More than 250,000 commercial, academic, and public sector customers rely on SPSS technology to help increase revenue, reduce costs, improve important processes, and detect and prevent fraud. More than 95 percent of the Fortune 1000 companies are SPSS customers. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For additional information, please visit www.spss.com.


Safe Harbor Statement


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safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward looking statements can be identified by phrases such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "could," "designed,"
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events rather than statements of fact. These forward-looking statements involve factors that are subject to risks and uncertainties. These risks and uncertainties, which may not be currently ascertainable and many of which are beyond the Company's control, may cause the Company's actual results, performance or achievements to be materially different than the results, performance or achievements expressed in or implied by the forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission ("SEC"). Copies of these filings are available either on the SEC's website at www.sec.gov or from the Company's investor relations department. In light of these risks and uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained. These forward-looking statements speak only as of the date on which they are made. The Company assumes no obligation to update the forward-looking statements contained in this press release.